Exhibit 99.1

QuickLogic Announces Changes to its Board of Directors

SAN JOSE, Calif., Nov. 1, 2022 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK) ("QuickLogic" or the "Company"), a developer of ultra-low power multi-core voice enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced that Dan Rabinovitsj will step down from the Board of Directors, effective November 1, 2022, to pursue a new board opportunity that is closer to his personal passion in life sciences. Mr. Rabinovitsj, currently Vice President at Meta, has served on the QuickLogic Board of Directors since 2014.

"Since joining the Board eight years ago, Dan has provided expert guidance to the company, playing a key role in shaping our technology and financial strategy as the company embarked on its transformation," said Michael R. Farese, chairman of the QuickLogic Board of Directors. "On behalf of the Board and the company, I would like to thank Dan for his contributions and wish him the very best as he pursues his passion. He will be missed."

"I remain a strong supporter of QuickLogic's strategy, leadership team, and Board of Directors. QuickLogic's transition from a conventional silicon company into a leader of the embedded FPGA (eFPGA) movement is well established. The company is leading the way to embed flexible intelligence into endpoints in a variety of sustainable, high-value applications. Under Brian Faith's leadership and the guidance of the Board, I am confident that QuickLogic will continue to execute its plan to grow profitably and lead in an exciting new era of embedded, programmable IP," said Mr. Rabinovitsj.

With the departure of Mr. Rabinovitsj, the Board of Directors will move forward with seven members for the foreseeable future.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from our recently acquired wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice, and sensor processing across mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT. For more information, visitwww.quicklogic.com and https://www.quicklogic.com/blog.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation.

CONTACT: Elias Nader, Chief Financial Officer, (408) 990-4000, ir@quicklogic.com; IR Contact: Alison Ziegler, Darrow Associates, Inc., (201) 220-2678, ir@quicklogic.com

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